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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                           (Amendment No. __________)*

                          CITIZENS BANKING CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock 10.00 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    174420109
                     ---------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities for that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                       -------------------
CUSIP NO. 174420109                    13G                     Page 2 of 5 Pages
----------------------                                       -------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            CITIZENS BANKING CORP.         38-2360491

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) [ ]

                                                              (b) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY



--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            328 S. SAGINAW ST.
            FLINT, MI  48502-1249


--------------------------------------------------------------------------------
                                   5         SOLE VOTING POWER

                                             1,676,215


                            ----------------------------------------------------
        NUMBER OF                  6         SHARED VOTING POWER
          SHARES
       BENEFICIALLY                          1,719,554
         OWNED BY
          EACH
        REPORTING           ----------------------------------------------------
       PERSON WITH                 7         SOLE DISPOSITIVE POWER

                                             988,551


                            ----------------------------------------------------
                                   8         SHARED DISPOSITIVE POWER

                                             659,005


--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,249,870


--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.92%


--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*



--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                Page 2 of 5 pages



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Securities and Exchange Commission
Date
Page 3 of 5


ITEM 1 (a)  Name of issuer

            CITIZENS BANKING CORPORATION

ITEM 1 (b)  Address of issuer's principal executive offices

            328 S. Saginaw Street
            Flint, MI  48502

ITEM 2 (a)  Name of corporation filing

            CITIZENS BANKING CORPORATION

ITEM 2 (b)  Address of principal business office or, if none, residence

            328 S. Saginaw Street
            Flint, MI  48502

ITEM 2 (c)  Citizenship

            BANK HOLDING CO ORGANIZED IN 1982

ITEM 2 (d)  Title of class of securities

            Common Stock, $10.00 par value

ITEM 2 (e)  CUSIP number

            174420109

ITEM 3      Basis of filing

            This statement is filed pursuant to Rule 13d-1(b) or 13d-1(c). The person filing is a:

                (b)   X   Bank, as defined in Section 3(a)(6) of the Act.
                    -----

Securities Exchange Commission
Date
Page 4 of 5


ITEM 4      Ownership

            As of December 31, 1998, the corporation filing beneficially owned 4,249,870 shares representing 5.92 % of the class. As of such date, the person filing had:


                 (i)      Sole power to vote or
                          direct the vote of                          1,676,215 shares

                 (ii)     Shared power to vote or
                          direct the vote of                          1,719,554 shares

                 (iii)    Sole power to dispose or
                          to direct the disposition of                988,551 shares

                 (iv)     Shared power to dispose or
                          to direct the disposition of                659,005 shares


            The filing of this Schedule shall not be construed as an admission or as evidence that the person filing is, for any purposes, including the purposes of Section 13(d) or 13(g) of the Act, the beneficial power of any securities covered by this Schedule.

ITEM 5      Owner of five percent or less of a class


            Not applicable

ITEM 6      Ownership of more than five percent on behalf of another person


            The securities covered by this Schedule are held in fiduciary capacity by the reporting person. Accordingly, as to most or all of such securities, other persons hold the right to receive or direct the receipt of dividends from, or the proceeds from the sale of, such securities. No such interest relates to more than 5 percent of the class.

ITEM 7 Identification and classification of the subsidiary which acquired the security being reported on by the parent company


            Not applicable

Securities and Exchange Commisssion
Date
Page 5 of 5


ITEM 8      Identification and classification of members of the group


            Not applicable

ITEM 9      Notice of dissolution of group


            Not applicable

ITEM 10     Certification

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

            Signature

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date February 11, 1999                              /s/ Gary P. Drainville
     ------------------------                       ---------------------------
                                                    Signature

                                                    Gary P. Drainville
                                                    Executive Vice President
                                                    & Senior Trust Officer